AMENDMENT
                                       TO
                       INVESTMENT SUB-ADVISORY AGREEMENT
                                    BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                      AND
                   PACIFIC INVESTMENT MANAGEMENT COMPANY LLC


     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and PACIFIC INVESTMENT MANAGEMENT COMPANY LLC, a Delaware limited liability company and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of January 31, 2001 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Series Trust.

     WHEREAS, the parties have agreed to amend Section 8. "Compensation," of the Agreement.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement to replace the entire first paragraph under the "Compensation" section as follows:

     8.  COMPENSATION.
         ------------

For the services provided and the expenses assumed pursuant to this Agreement, Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee, accrued daily and payable monthly on the average daily net assets in the Fund or Funds in accordance with Schedule B hereto. The Adviser agrees to pay a sub-advisory fee on any capital contributed by Jackson National Life Insurance Company. From time to time, the Sub-Adviser may agree to waive or reduce some or all of the compensation to which it is entitled under this Agreement.

This Amendment may be executed in two or more counterparts which together shall constitute one document.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 18th day of December , 2009.


JACKSON  NATIONAL  ASSET                    PACIFIC INVESTMENT
MANAGEMENT, LLC                             MANAGEMENT  COMPANY  LLC


By:    /s/ Mark D. Nerud                    By:  /s/ Brent L. Holden


Name:  Mark  D.  Nerud                      Name:  Brent L. Holden


Title:   President                          Title: Managing Director